Exhibit 10.2

FIVE HUNDRED BOYLSTON STREET

Boston, Massachusetts

First Amendment to Lease

resTORbio, Inc.

This First Amendment to Lease (this “First Amendment”) is made as of April 1, 2019 (the “Effective Date”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company, having an office at c/o Oxford Properties Group, 125 Summer Street, Boston, Massachusetts 02110 (“Landlord”), and RESTORBIO, INC., a Delaware corporation, having an office at 500 Boylston Street, 12th Floor, Boston, Massachusetts 02116, Attn: John McCabe (“Tenant”).

Background

A.

Pursuant to the provisions of that certain Lease dated as of January 8, 2018 (the “Existing Lease”), Tenant leases from Landlord, and Landlord leases to Tenant, a space containing approximately 4,544 square feet of Rentable Floor Area (the “Original Premises”) on a portion of the twelfth (12th) floor of the building located at 500 Boylston Street, Boston, Massachusetts (the “Building”). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Lease.

B.

Landlord and Tenant desire to enter into this First Amendment to provide for (i) the relocation of Tenant’s current premises to new premises located on the thirteenth (13th) floor of the Building, (ii) the extension of the Term for the relocated premises, and (iii) the amendment of the Lease in certain other respects, all in accordance with the terms and conditions set forth herein. The Existing Lease, as amended by this First Amendment, is referred to herein as the “Lease”).

Agreement

NOW, THEREFORE, in consideration of the foregoing and mutual covenants contained herein, Landlord and Tenant hereby agree to modify and amend the Lease as follows:

1.

Relocation Premises. Effective as of the Relocation Commencement Date (as defined below), the Premises under the Lease shall include the portion of the thirteenth (13th) floor of the Building more particularly shown on Exhibit A hereto (the “Relocation Premises”), which the parties stipulate and agree contains 9,501 square feet of Rentable Floor Area. Effective as of the Original Premises Surrender Date (as defined below), the Original Premises shall cease to be included in the Leased Premises under the Lease. Except as expressly set forth in this First Amendment, Tenant’s lease of the Relocation Premises during the Relocation Term (as defined below) shall be on all of the terms and conditions of the Lease in effect as of the Relocation Commencement Date.

(a)

Relocation Term. The Term in respect of the Relocation Premises (the “Relocation Term”) shall commence at 12:01 a.m. on the Relocation Commencement Date (as defined below) and shall end at 11:59 p.m. on the

Relocation Expiration Date (as defined below), unless earlier terminated in accordance with the terms and conditions of the Lease. As used herein:
(i)	The “Estimated Relocation Commencement Date” shall mean August 1, 2019, subject to the provisions of Exhibit B attached to this First Amendment;
(ii)

The “Relocation Commencement Date” shall be the date that is the earlier of (x) the Substantial Completion Date (as defined and determined in accordance with Exhibit B attached hereto) for the Relocation Premises Work (as defined in Exhibit B attached hereto) or (y) the date on which Tenant first occupies all or any portion of the Relocation Premises for the regular conduct of Tenant’s business (which shall not be deemed to have occurred by virtue of Tenant’s entry into the Relocation Premises for purposes of installing or testing Tenant’s furniture, fixtures, or equipment therein in preparation for such occupancy in accordance with Exhibit B attached hereto);

(iii)	The “Relocation Expiration Date” shall mean the last day of the seventh (7th) Relocation Lease Year;
(iv)

“Relocation  Lease Year” shall mean each of the successive periods of twelve (12) months commencing on the Relocation Commencement Date and each anniversary thereof, except that, if the Relocation Commencement Date does not occur on the first day of a calendar month, the seventh (7th) Relocation Lease Year shall include the balance of the calendar month in which the seventh (7th) anniversary of the Relocation Commencement Date occurs.

(b)

Delivery of Relocation Premises and Relocation Premises Work. Landlord shall perform the Relocation Premises Work and provide to Tenant a tenant improvement allowance equal to $950,100 (i.e., $100.00 per square foot of Rentable Floor Area of the Relocation Premises) (the “Relocation Allowance”) to apply toward the costs of such Relocation Premises Work, all in accordance with and subject to the terms and conditions set forth in Exhibit B attached hereto. The provisions of Exhibit B to the Existing Lease shall not apply to the Relocation Premises or the Relocation Premises Work hereunder.

(c)

Rent for Relocation Premises. During the Relocation Term, Tenant shall pay Base Rent for the Relocation Premises as set forth in the table below, together with Additional Rent for Tenant’s Proportionate Share (as set forth in Paragraph 3(e) below) of Expenses and Taxes, for electricity charges (as provided below), and for all other payments under the Lease on account of the Relocation Premises, in each case at the times and the manner set forth in the Existing Lease, as amended by this First Amendment. The Base Rent payable for the Relocation Premises shall be as follows:

Period	Annual Base Rent	Monthly Base Rent
Relocation Premises Commencement Date through Relocation Lease Year 1:	$589,062.00	$49,088.50
Relocation Lease Year 2:	$600,843.24	$50,070.27
Relocation Lease Year 3:	$612,860.10	$51,071.68
Relocation Lease Year 4:	$625,117.31	$52,093.11
Relocation Lease Year 5:	$637,619.65	$53,134.97
Relocation Lease Year 6:	$650,372.05	$54,197.67
Relocation Lease Year 7:	$663,379.49	$55,281.62

(d)

Electricity. During the Relocation Term, Tenant shall pay to Landlord, as Additional Rent, the costs of electricity used in or for the Relocation Premises in accordance with Section 7.02 of the Existing Lease.

(e)

Letter of Credit. Concurrently with Tenant’s execution and delivery of this First Amendment, Tenant shall deliver to Landlord an amendment to the original Letter of Credit provided under Section 6 of the Lease, or a new letter of credit in accordance with Exhibit H to the Existing Lease, that increases the amount of the Letter of Credit to $245,442.50 (the “Relocation LC Amount). If Tenant provides a new letter of credit to replace the original Letter of Credit, then Landlord shall return such original Letter of Credit to Tenant within ten (10) Business Days after its receipt of such replacement letter of credit.

Provided that upon each of the First Reduction Date and the Second Reduction Date (each as defined below) (a) no Default then exists or has occurred hereunder during the Term (and no event or condition then exists, which with notice or the passage of time would constitute such a Default hereunder), (b) the original Tenant (or Permitted Transferee) is the Tenant hereunder and Tenant has not assigned this Lease or sublet the Premises, and (c) Tenant provides Landlord with at least ten (10) days advance written notice of the requested reduction of the Letter of Credit as provided below (each, a “Reduction Notice”), which notice shall include an original replacement Letter of Credit (or an amendment or endorsement of the existing Letter of Credit) complying with the terms hereof, then, (i) on the first day of Relocation Lease Year 3, or such later date as is ten (10) days following receipt by Landlord of such Reduction Notice from Tenant hereunder (the “First Reduction Date”), Landlord shall, on or after the First Reduction Date, exchange the existing Letter of Credit for an original replacement Letter of Credit provided by Tenant or accept an amendment or endorsement to the existing Letter of Credit in either case pursuant to which the amount of the Letter of Credit is reduced by $49,088.50 to equal the remaining $196,354.00; and (ii) on the first day of Relocation Lease Year 5, or such later date as is thirty (30) days following receipt by Landlord of such Reduction Notice from Tenant hereunder (the “Second Reduction Date”), Landlord shall, on or after such Second Reduction Date, exchange the existing Letter of Credit for an original replacement Letter of Credit provided by Tenant or accept an amendment or endorsement to the existing Letter of Credit, in either case pursuant to which the amount of the Letter of Credit is reduced by $98,177.00 to equal the remaining $98,177.00. The replacement Letter of Credit hereunder (or amendment or endorsement to the existing Letter of Credit, as the case may be) shall be in form and substance satisfying the requirements of Exhibit H to the Existing Lease. If Tenant provides a new letter of credit to replace the existing Letter of Credit, then Landlord shall return such existing Letter of Credit to Tenant within ten (10) Business Days after its receipt of such replacement letter of credit.

(f)

Parking. Tenant currently uses two (2) unreserved parking spaces in the Garage on the terms set forth in Exhibit F of the Existing Lease. During the Relocation Term, Tenant shall have the right to use four (4) unreserved parking spaces in accordance with, and subject to, the terms and conditions of the Exhibit F attached to the Existing Lease. The current monthly rate is $450 per space per month for unreserved spaces and $675 per space per month for reserved spaces. During the Relocation Term, Tenant shall pay for all parking spaces under this paragraph at the then prevailing rates from time to time applicable under the Lease, as amended hereby.

2.

Surrender of Original Premises. On or before the end of the day (the “Original Premises Surrender Date”) that is five (5) Business Days after the Relocation Commencement Date, Tenant shall vacate and surrender the Original Premises in its entirety in the condition required under Section 20 of the Existing Lease, with the same effect as if the Original Premises Surrender Date were the Term Expiration Date under the Existing Lease solely in respect of the Original Premises. For the avoidance of doubt, with respect to the period (i) from the Effective Date and ending on the Relocation Commencement Date, and (ii) from the Relocation Commencement Date to the Original Premises Surrender Date, the provisions of the Existing Lease shall continue to apply to the Original Premises and Tenant shall continue to pay Base Rent, Tenant’s Proportionate Share of Expenses and Taxes, electricity charges, and all other payments under the Lease on account of the Original Premises in accordance with the terms of the Existing Lease, except that for the period from the Relocation Commencement Date to the Original Premises Surrender Date, Tenant shall have no obligation to pay Base Rent or Tenant’s Proportionate Share of Expenses and Taxes. In the event that Tenant shall fail to vacate and surrender the Original Premises in its entirety in the condition required under Section 20 of the Existing Lease on or before the Original Premises Surrender Date, any such holdover in the Original Premises shall be subject to the provisions of Section 19 of the Existing Lease.

3.	Conforming Amendments. In further implementation of the provisions of this First Amendment, the Lease is hereby amended as follows:
(a)

Premises. As of the Relocation Commencement Date, the definitions of “Premises” and “Rentable Floor Area of the Premises” in the Basic Lease Information section of the Lease shall be amended in their entirety to read as follows:

Premises: A portion of the thirteenth (13th) floor of the Building as depicted in Exhibit A attached to the First Amendment to this Lease and known as Suite 1300.

Rentable Floor Area of the Premises:9,501 square feet.

(b)

Term Commencement and Expiration Dates. As of the Effective Date, the definitions of “Term Commencement Date”, and “Term Expiration Date” in the Basic Lease Information section of the Lease shall be deemed to refer, respectively and solely in respect of the Relocation Premises, to the Relocation Commencement Date, and the Relocation Expiration Date set forth in Paragraph 1(a) of this First Amendment. The “Term Expiration Date”, solely in respect of the Original Premises, shall be deemed to refer to the Original Premises Surrender Date determined under Paragraph 2 of this First Amendment.

(c)

Base Rent. As of the Relocation Commencement Date, the definition of “Base Rent” in the Basic Lease Information section of the Lease shall be deemed to refer to the Base Rent for the Relocation Premises set forth in Paragraph 1(c) of this First Amendment.

(d)

Tenant Work Allowance. The definition of “Tenant Work Allowance” in the Basic Lease Information section of the Lease shall be deemed to refer, solely in respect of the Relocation Premises, to the Relocation Allowance as defined in Exhibit B attached to this First Amendment.

(e)	Tenant’s Proportionate Share. As of the Relocation Commencement Date, the “Tenant’s Proportionate Share” shall be 1.46%.
(f)

Letter of Credit. As of the Effective Date, the amount set forth for the “Letter of Credit” in the Basic Lease Information section of the Lease shall be as provided in Paragraph 1(e) of this First Amendment.

(g)

Parking Spaces. As of the Relocation Commencement Date, the number of Parking Spaces set forth in the Basic Lease Information section of the Lease shall be as provided in Paragraph 1(f) of this First Amendment.

(h)	Exhibits. As of the Relocation Commencement Date, Exhibit A of the Existing Lease shall be deleted in its entirety and replaced with Exhibit A attached to this First Amendment.
4.

Broker. Tenant represents that it has dealt directly with and only with Jones Lang LaSalle (the “Broker”) as a broker, agent or finder in connection with this First Amendment. Tenant shall indemnify and hold Landlord and the Landlord Related Parties (as defined in the Existing Lease) harmless from all claims of any other brokers, agents or finders claiming to have represented Tenant in connection with this First Amendment. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers, agents or finders claiming to have represented Landlord in connection with this First Amendment. Any assistance rendered by any agent or employee of Landlord in connection with this First Amendment or any subsequent amendment or modification or any other document related hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

5.	General.
(a)

Ratification of Lease Provisions. Except as otherwise expressly amended, modified and provided for in this First Amendment, Landlord and Tenant hereby ratify all of the provisions, covenants and conditions of the Lease, and such provisions, covenants and conditions shall be deemed to be incorporated herein and made a part hereof and shall continue in full force and effect.

(b)

Entire Amendment, Binding Amendment. This First Amendment contains all the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

(c)

Tenant Confirmations. Tenant hereby re-states, as of the date of this First Amendment, the representations and warranties of Tenant set forth in Section 22.04 of the Existing Lease with respect to the Lease as amended hereby and hereby further represents and warrants to Landlord that, to Tenant’s knowledge as of the date hereof, Tenant has no claim, offset, or defense against the enforcement of the Lease in accordance with its terms. Landlord hereby re-states, as of the date of this First Amendment, the representations and warranties of Landlord set forth in Section 22.04 of the Existing Lease with respect to the Lease as amended hereby.

(d)	Governing Law. This First Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles.
(e)

Authority. Landlord and Tenant each warrant to the other that the person or persons executing this First Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this First Amendment.

(f)

No Reservation. Submission of this First Amendment for examination or signature is without prejudice and does not constitute a reservation, option or offer, and this First Amendment shall not be effective until execution and delivery by each of the parties hereto.

(g)

Counterparts. This First Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic mail or facsimile version of an executed original of this First Amendment shall be deemed an original, and each of the parties hereto intends to be bound by an electronic mail or facsimile version of a fully-executed original hereof or of an electronic mail or facsimile version of executed counterpart originals hereof.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED under seal as of the date first above written.

LANDLORD:

500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC,
a Delaware limited liability company

By:	/s/ Chad Remis
Name:	Chad Remis
Title:	Vice President

By:	/s/ Kristen E. Binck
Name:	Kristen E. Binck
Title:	Assistant Secretary

TENANT:

RESTORBIO, INC.,
a Delaware corporation

By:	/s/ Chen Schor
Name:	Chen Schor
Title:	President and CEO

By:
Name:
Title:

EXHIBIT A

Floor Plan of Relocation Premises

This Exhibit is attached to and made a part of the First Amendment to Lease (the “First Amendment” by and between 500 Boylston & 222 Berkeley Owner (DE) LLC, a Delaware limited liability company (“Landlord”), and RESTORBIO, INC., a Delaware corporation (“Tenant”), for space in the Building. Capitalized terms used but not defined herein shall have the meanings given in the Lease (as defined in the First Amendment).

[see attached plan]

500 BOYLSTON STREET
FLOOR PLAN

13TH FLOOR - AS BUILT PLAN - 9,501 SF

ST. JAMES AVENUE
BERKELEY STREET
CLARENDON STREET
BOYLSTON STREET
STAIR#2
ELEV. FREIGHT
WOMEN'S
LOBBY ELEV.
MEN'S
STAIR#1
N
Premises

EXHIBIT B

Work Letter

(Relocation Premises Work to be Performed by Landlord)

B.1

Existing Conditions. Subject only to Landlord’s obligation to perform the Relocation Premises Work and to provide the Relocation Allowance as provided below, Tenant has inspected, and is satisfied with, the existing, “as-is” condition of the Relocation Premises, including any existing improvements and Base Building elements now located therein.

B.2

Relocation Premises Work. The work described on Schedule B-2 (the “Relocation Premises Work”) shall be constructed by Landlord in accordance with, and subject to, the provisions of this Exhibit B. The “Substantial Completion Date” (for purposes of Paragraph 1 of this First Amendment) shall mean the date on which the Landlord has substantially completed the Relocation Premises Work. Landlord shall use reasonable efforts to substantially complete the Relocation Premises Work on or before the Estimated Relocation Commencement Date.

In addition, Landlord shall perform the common corridor and common restroom work described on Schedule B-1 attached hereto using Building standard materials (the “Common Area Work”). The cost of the Common Area Work shall be performed at Landlord’s expense. Landlord shall use reasonable efforts to substantially complete the Common Area Work on or before the Estimated Relocation Commencement Date. In the event that substantial completion of the Common Area Work is delayed beyond the Estimated Relocation Commencement Date (other than due to any request or other delay caused by Tenant or any person acting under Tenant) and to the extent such delay actually delays Tenant’s commencement of occupancy of the Relocation Premises for the regular conduct of its business, then the “Relocation Commencement Date” set forth in Paragraph 1 of the First Amendment shall be deemed to be delayed until the day on which Landlord substantially completes the Common Area Work.

If, other than due to a Tenant Delay (as defined below), the Substantial Completion Date does not occur by October 1, 2019, then Tenant shall be entitled to a day-for-day credit of Base Rent until the Substantial Completion Date, such credit to be applied against Base Rent on the Relocation Commencement Date (the “Rent Credit Delay Remedy”). If, other than due to a Tenant Delay (as defined below), (i) the Substantial Completion Date does not occur by December 31, 2019, or (ii) the Common Area Work is not substantially complete by December 31, 2019, then Tenant shall be entitled to terminate this Lease upon thirty (30) days’ prior written notice to Landlord (the “Termination Remedy”; and together with the Rent Credit Delay Remedy, the “Delay Remedies”); provided, however, if Landlord substantially completes the Relocation Premises Work or the Common Area Work, as the case may be, on or before such thirtieth (30th) day after Landlord’s receipt of Tenant’s notice to terminate this Lease, then Tenant’s termination of this Lease shall be null and void and of no force and effect. The Delay Remedies shall be Tenant’s only remedies arising from any such delay in the Substantial Completion Date.

For purposes hereof, “substantially complete” and “substantial completion” shall mean that (i) the applicable work by Landlord under this Paragraph B.2 has been completed, other than minor punchlist-type items the completion of which will not unreasonably delay or interfere with Tenant’s occupancy of the Relocation Premises for the regular conduct of business (“Punch-List Items”), (ii) a temporary certificate of occupancy (as evidenced by obtaining all governmental sign-offs on the building permit for the Relocation Premises Work required to permit occupancy of the Relocation Premises) or a permanent certificate of occupancy shall have been obtained for the Relocation Premises (which temporary or permanent certificate of occupancy shall not have any conditions that would restrict or prohibit the use of the Relocation Premises for the Permitted Uses), (iii) the HVAC and other mechanical, electrical, plumbing, and life safety systems serving the Relocation Premises are in good working order (subject to any Punch-List Items), and (iv) the Relocation Premises are free of Landlord’s construction-related materials, debris, and trash (other than due to Tenant’s entry under Paragraph B.3 below). The foregoing provisions shall be self-operative, but in confirmation thereof at Landlord’s request Tenant shall execute and deliver an instrument confirming the date on which substantial completion of such work occurred, provided that any failure by Tenant to execute and return such confirmatory instrument (or to provide written objection identifying the elements of the work that Tenant claims must be completed in order to achieve substantial completion of such work) within five (5) Business Days after its delivery to Tenant shall be deemed Tenant’s acknowledgement that the applicable work was substantially complete on the date set forth in such instrument.

B.3

Landlord’s Construction Documents. Landlord shall prepare the plans and specifications for the Relocation Premises Work with sufficient detail to obtain a building permit for the Relocation Premises Work (the “Construction Documents”). The Construction Documents shall be consistent with the preliminary plans and specifications for the described on Schedule C-2 attached hereto. Tenant shall respond promptly (and in all events within three (3) Business Days) to Landlord’s requests from time to time for Tenant’s approval of all construction-related items (e.g., carpet and paint selections) not specified on Schedule C-2.

B.4

Tenant Work Allowance. Landlord shall provide Tenant with an allowance for the costs ("Allowance Costs") of constructing the Relocation Premises Work in the Relocation Premises for Tenant's initial occupancy (including, without limitation, the so-called soft costs of architectural and engineering fees and construction management fees set forth below) in an amount not to exceed the Relocation Allowance set forth in Paragraph 1 of the First Amendment (such amount sometimes being referred to herein as the “Allowance”). To the extent that the Relocation Premises Work Costs (as defined below) for the Relocation Premises Work exceed the Allowance (such excess being referred to as the “Excess Tenant Work Costs”), Tenant shall pay for the entire amount of the Excess Tenant Work Costs, and Landlord shall not provide any reimbursement therefor.

Landlord shall solicit bids for the Relocation Premises Work from three (3) reputable general contractors designated by Landlord in consultation with Tenant. Landlord shall promptly supply Tenant with such detailed information about bid requests and negotiations with contractors as Tenant may reasonably request. In connection with the bid request for the general contractor for the Relocation Premises Work, Landlord and Tenant shall mutually agree on the selection of the bidder in accordance with the process described herein. Landlord shall recommend to Tenant one of the three (3) general contractors described above selected in Landlord’s good faith determination. Landlord shall notify Tenant of the total fixed-price construction cost of the Relocation Premises Work shown on such Construction Documents (“Base Price”), including the general contractor’s so-called general conditions and fees for the Relocation Premises Work and the Relocation Work Estimate at the time Landlord makes its general contractor recommendation to Tenant. The “Relocation Work Estimate” shall mean the sum of (i) the Base Price, (ii) architectural, mechanical, electrical and structural design fees incurred by Landlord for the Relocation Premises Work, (iii) all costs obtaining permits and inspections required by governmental authorities in connection with the Relocation Premises Work, together with the costs of insuring the Relocation Premises Work, to the extent not already included in the Base Price, (iv) Landlord reasonable estimate of Building services or facilities (such as electricity, HVAC, fire alarm plug ins/outs, freight elevator usage, and cleaning, in each case at Building standard rates charged to tenants generally) expected to be required to implement the Relocation Premises Work, and (v) any construction management fee for the Landlord’s managing agent providing such construction management services  (if the Relocation Work Estimate exceeds the Relocation Allowance as provided below). Tenant shall then have three (3) Business Days to respond in writing either accepting or rejecting Landlord’s recommendation. If Tenant fails to respond in writing within such period, Landlord’s selection shall be deemed approved by Tenant. If Tenant rejects Landlord’s recommendation, then, unless Landlord and Tenant reasonably and mutually determine to select another bidder within three (3) Business Days of Tenant’s written rejection, Landlord will accept the lowest responsible bid, in Landlord’s good faith determination. If the Relocation Work Estimate exceeds $115.00 per square foot of Rentable Floor Area of the Relocation Premises, Tenant shall, within three (3) Business Days after acceptance of Landlord’s recommendation or mutual agreement by Landlord and Tenant as to the general contact, respond to Landlord in writing either (a) approving of such Relocation Work Estimate, or (b) requesting to consult with the architect to value engineer the Construction Documents for the Relocation Premises Work and identify such Relocation Work Change orders as are reasonably requested by Tenant to reduce the Relocation Work Estimate (and if Tenant fails to respond to Landlord on the Relocation Work Estimate within such three (3) Business Day period, Tenant shall be deemed to have approved the Relocation Work Estimate). If Tenant elects option (b) in the foregoing sentence, the time period from Tenant’s election to value engineer until Tenant’s approval of the new Relocation Work Estimate shall be deemed to be a Tenant Delay and shall be subject to the provisions of Paragraph B.10 below.

The Base Price shall thereafter be subject to adjustment for any Relocation Work Change Orders (if any) under Paragraph B.5 below. The “Relocation Premises Work Costs” shall include (i) the Base Price (as adjusted for any Relocation Work Change Order), (ii) architectural, mechanical, electrical and structural design fees incurred by Landlord for the Relocation Premises Work, (iii) all costs obtaining permits and inspections required by governmental authorities in connection with the Relocation Premises Work, together with the costs of insuring the Relocation Premises Work, to the extent not already included in the Base Price, (iv) all costs of Building services or facilities (such as electricity, HVAC, fire alarm plug ins/outs, freight elevator usage, and cleaning, in each case at Building standard rates charged to tenants generally) required to implement the Relocation Premises Work, and (v) if the Relocation Premises Work Costs exceeds the Relocation Allowance, a construction management fee for the Landlord’s managing agent providing such construction management services equal to two percent (2%) of the hard and soft costs of the Relocation Premises Work in excess of the Relocation Allowance.

All costs referred to in this paragraph shall be subject to reimbursement or application by Landlord from the Allowance. In the event that the total amount of the Relocation Premises Work Costs, as reasonably estimated by Landlord, exceeds the Allowance, Landlord may from time to time require Tenant to pay the estimated Excess Tenant Work Costs to Landlord before performing any Relocation Premises Work or otherwise within ten (10) days following receipt of each of Landlord’s invoices therefor. Landlord shall have no obligation to disburse or apply any portion of the Allowance or to perform the Relocation Premises Work at any time when there exists a Default under the Lease (or for so long as an event or condition has occurred which with notice and the passage of time would constitute such a Default), until such time as the Default (or the event or condition) has been cured by Tenant.

B.5

Change Orders. Tenant may, from time to time, by written order to Landlord on a form specified by Landlord (“Relocation Work Change Order” or “Change Order”), request a change in the Relocation Premises Work shown on the Construction Documents. Landlord shall cause the Relocation Premises Work to be performed in accordance with such Relocation Work Change Order after approval thereof by Landlord. The Construction Documents shall not be modified in any material respect except with Landlord’s prior written approval; and all modifications to the Construction Documents, whether material or not, shall be made only by Relocation Work Change Order submitted to and approved by Landlord. Tenant shall be responsible for all additional costs in excess of the Allowance arising from any Relocation Work Change Order as provided in Paragraph B.4 above (including, without limitation, as to each such Relocation Work Change Order, the general contractor mark-ups for general conditions and fees and the applicable construction management fee for Landlord’s managing agent providing such construction management services) and shall pay such Excess Tenant Work Costs to Landlord as provided in Paragraph B.4 above.

B.6

Landlord’s Performance of the Work. Landlord shall be deemed authorized to proceed with the Relocation Premises Work shown on the Construction Documents on the second Business Day after Landlord submits to Tenant the price for the Excess Relocation Premises Work Costs under Paragraph B.4, unless Tenant has then requested that Landlord delay the commencement of the Relocation Premises Work, in which event any such timely request (or any subsequent request) by Tenant to delay the work shall be subject to the provisions on Tenant Delay under Paragraph B.10 below. All Relocation Premises Work shall be performed and constructed by Landlord in accordance with the Construction Documents and in compliance with applicable Laws.

With respect to any Relocation Work Change Order submitted after Landlord is initially authorized (or deemed authorized) to proceed with the Relocation Premises Work, Landlord shall be deemed authorized to proceed with such Change Order immediately upon submission thereof; provided that if Tenant shall specifically request in writing a price estimate for such Change Order, Landlord shall be deemed authorized to proceed with such Change Order on the second Business Day after submission of the price estimate to Tenant if the Change Order has not then been withdrawn.

No Relocation Premises Work shall be performed except in accordance with the Construction Documents, and any Relocation Work Change Orders, approved by Landlord.

Landlord may require that the Construction Documents or any Relocation Work Change Order be revised if, in  Landlord’s reasonable judgment, (i) the requested work would delay completion of the Relocation Premises Work beyond the Estimated Relocation Commencement Date (unless Tenant acknowledges that such delay shall constitute a Tenant Delay under Paragraph B.10 below), (ii) would increase the cost of operating the Building or performing any other work in the Building (unless Tenant pays such additional costs), (iii) are incompatible with the design, quality, equipment or systems of the Building, (iv) would require unusual expense to readapt the Relocation Premises to general purpose office use, or (v) otherwise do not comply with the provisions of this Lease (including, without limitation, Section 8). Tenant shall be deemed to have agreed to be responsible for any such matters to the extent shown on any Construction Documents prepared by Tenant’s architect or requested by Tenant in any Relocation Work Change Orders.

B.7

Tenant’s Early Access. The Relocation Premises Work to be performed by Landlord under this Exhibit C shall not include the purchase, installation, or testing of any personal property, furniture, computers or telecommunications equipment, or any other specialized business fixtures and equipment or wiring therefor (even if the same may be generally depicted for illustration or space planning purposes on the Construction Documents), all of which shall be Tenant’s responsibility under this Paragraph B.7. Tenant shall have the right to access the Relocation Premises prior to the Substantial

Completion Date pursuant to this Paragraph B.7. Prior to the Substantial Completion Date, any entry by Tenant into the Relocation Premises for the purposes of installing Tenant’s wiring, furniture, equipment, and personal property shall be subject in each case to (i) Landlord’s reasonable approval of the schedule and scope of such work (which shall not delay the performance by Landlord of the Relocation Premises Work), (ii) Landlord’s reasonable approval of Tenant’s contractors or vendors for such work in accordance with Section 8 of the Existing Lease, (iii) Landlord’s receipt from Tenant of copies of all necessary permits for the applicable work by Tenant, if any, and (iv) customary insurance certificates from Tenant’s contractors, subcontractors, and other parties acting under Tenant with respect to the applicable work in accordance with Section 8 of the Existing Lease. Tenant shall be responsible for any damage to the Relocation Premises Work or the Relocation Premises caused by Tenant or its employees, agents, contractors, subcontractors, material suppliers and laborers in connection with such entry. Any entry into the Relocation Premises by Tenant (or its contractors, subcontractors, or other parties acting under Tenant) prior to the Substantial Completion Date shall be subject to all of the provisions of the Lease that are applicable to the Relocation Premises during the Term; except for the obligation to pay Base Rent and Additional Rent for Expenses and Taxes.

B.8

Close-Out of Relocation Premises Work. On a date reasonably specified by Landlord, Landlord and Tenant shall inspect the Relocation Premises Work for the purpose of preparing a list of the Punch-List Items then remaining to be completed (the “Final Punchlist”). Landlord shall submit the Final Punchlist to Tenant, and Tenant shall sign and return the Final Punchlist to Landlord within three (3) Business Days after its receipt (or, if earlier, by the day before Tenant takes occupancy of the Relocation Premises), noting any items that Tenant reasonably believes should be added thereto. Items shall not be added to the Final Punchlist by Tenant after it is delivered to Landlord except with respect to any such noted items pursuant to the immediately foregoing sentence. If the Final Punchlist is not timely delivered by Tenant, then the Relocation Premises Work shall be deemed final and complete, and Landlord shall have no further obligation to cause any other Relocation Premises Work to be completed, other than the Punch-List Items specified in Landlord’s Final Punchlist and the correction of latent defects as provided below. With respect to items on the Final Punchlist not in dispute, Landlord shall cause such Punch-List Items to be completed in a diligent manner during regular business hours, but in a manner that will seek to minimize interruption of Tenant’s use and occupancy , and if completion of some or all of the Punch-List items will cause an unreasonable interference to Tenant’s use and occupancy of the Premises, then Landlord shall complete those Punch-List Items outside of regular business hours. Landlord shall use commercially reasonable efforts to complete the Punch-List Items within sixty (60) days after the Substantial Completion Date.

Within ninety (90) days after the completion of all items of Relocation Premises Work listed on the Final Punchlist, Landlord shall provide Tenant with a final invoice prepared by Landlord for all Excess Tenant Work Costs. Such statement shall be conclusive between the parties unless the statement is incorrect and is disputed by Tenant by notice to Landlord given within ten (10) days after Tenant's receipt of the statement, specifying in reasonable detail any disputed items. Upon issuance of such final statement, there shall be adjustments between Landlord and Tenant to the end that Landlord shall have received the exact amount due to Landlord hereunder on account of Excess Tenant Work Costs, after the application of the entire amount of the Allowance. Any overpayment by Tenant shall be refunded to Tenant or credited by Landlord against the next payments of Base Rent. Any underpayment by Tenant of the Excess Tenant Work Costs shall be due and payable, within thirty (30) days after receipt of such statement.

Except for latent defects and uncompleted items of Relocation Premises Work specified in the Final Punchlist, Tenant shall be deemed to have accepted all elements of the Relocation Premises Work on the Relocation Commencement Date. In the case of a dispute concerning the completion of items of the Relocation Premises Work specified in the Final Punchlist, such items shall be deemed completed and accepted by Tenant upon the delivery to Tenant of a certificate of Landlord’s architect or contractor that such items have been completed in accordance with the Construction Documents, as amended by any Change Orders approved by Landlord. In the case of latent defects in the Relocation Premises Work appearing after the Relocation Commencement Date, Tenant shall be deemed to have waived any claim for correction or cure thereof on the earlier of (a) the date thirty (30) days after the date such defect was discovered by Tenant if Tenant has not then given notice thereof to Landlord or (b) the date fifty one (51) weeks following the Substantial Completion Date if Tenant has not then given notice of such defect to Landlord. With respect to items as to which Tenant has given adequate and timely notice hereunder, and if the period during which Landlord’s contractor is responsible to remedy or replace faulty materials or workmanship has not expired, Landlord shall use commercially reasonable efforts to cause Landlord’s contractor so to remedy, repair, or replace any incomplete, defective or malfunctioning aspects of the Relocation Premises Work that materially affect Tenant’s occupancy of the Relocation Premises, such action to occur as soon as practicable during normal working hours and so as to avoid any unreasonable interruption of Tenant’s use of the Relocation Premises. If timely and adequate notice has been given and if Landlord has other guarantees, contract rights, or other claims against contractors, materialmen or architects, Landlord shall, with regard to any incomplete, defective or malfunctioning aspects of the

Relocation Premises Work that adversely affect Tenant’s occupancy of the Relocation Premises, use commercially reasonable efforts to enforce such guarantees or contract rights. The foregoing shall constitute Landlord’s entire obligation with respect to all incomplete, defective, or malfunctioning aspects of the Relocation Premises Work. Landlord agrees that its construction contract with its contractor that is performing the Relocation Premises Work shall provide for an industry-standard warranty from such contractor for one (1) year following the Substantial Completion Date.

B.9

Tenant’s Authorized Representative. Tenant hereby designates John McCabe to serve as Tenant’s Authorized Representative, who shall have full power and authority to act on behalf of Tenant on any matters relating to the Relocation Premises Work. Tenant may from time to time change the Tenant’s Authorized Representative or designate additional Tenant’s Authorized Representative(s) by written notice delivered to Landlord in accordance with the Lease.

B.10

Tenant Delays. Tenant acknowledges that that substantial time will be required on its part to provide complete information concerning its requirements to the architect and engineers for the Relocation Premises Work, that Tenant must make timely decisions as and when requested hereunder, that time is of the essence to Landlord in causing the Relocation Commencement Date to occur as early as possible, and that Tenant will cooperate with Landlord to achieve the earliest possible Relocation Commencement Date. Any delay in the commencement or in the performance of the Relocation Premises Work that actually occurs as a result of any of the following is referred to herein as a “Tenant Delay”:

(i)

any failure by Tenant to timely respond to requests for information necessary to complete the preparation of the Construction Documents or to carry out the Relocation Premises Work within three (3) Business Days;

(ii)

any failure by Tenant timely to approve a substitute for any materials, equipment, designs, processes, or products shown on the Construction Documents that are not readily available to Landlord’s contractor to acquire in a timely manner and incorporate into the Relocation Premises Work in the ordinary course without delay,

(iii)	any Relocation Work Change Order causing a delay in the commencement or performance of the Relocation Premises Work, whether or not such requested Relocation Work Change Order is actually implemented,
(iv)	any failure of Tenant to act in a timely manner as required hereunder on any construction-related question or matter,
(v)

any request by Tenant that Landlord delay the commencement of, or delay or suspend the performance of, any element of the Relocation Premises Work (it being agreed that Landlord is not required to comply with such request and may decline to comply therewith in its sole discretion), or

(vi)

any delay due to any interference or damage caused by Tenant or any Tenant Party, (including without limitation any equipment vendors) arising from Tenant’s entry into the Relocation Premises under Paragraph B.7 above.

For each day of Tenant Delay, the “Substantial Completion Date” shall be deemed to be one day earlier than the actual date thereof, and the Relocation Commencement Date and Tenant’s obligation to pay Base Rent and additional charges shall be accelerated accordingly under Paragraph 1 of the First Amendment.

Schedule B-1

Description of Common Area Work

Upgrade common area and restrooms on the thirteenth (13th) floor to be of equal quality to those on the twelfth (12th) floor.

Finishes consistent with those attached to this Schedule B-1.

Schedule B-2

Preliminary Plans for Relocation Premises Work

The Relocation Premises Work shall consist of Landlord’s build-out of the Relocation Premises as follows:

(i)	the office lay-out in the locations generally shown on the preliminary plans attached hereto, and
(ii)	finishes consistent with the finishes in the Original Premises on the twelfth (12th) floor of the Building and shown on the pages attached to this Schedule B-2.